    SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 20, 2009

OmniReliant Holdings, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-51599	54-2153837
(State or Other Jurisdiction	(Commission File	(I.R.S. Employer
of Incorporation)	Number)	Identification Number)

14375 Myerlake Circle
Clearwater, FL 33760
 (Address of principal executive offices) (zip code)

(727) 230-1031
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Copies to:
Darrin M. Ocasio, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32 nd Floor
New York, New York 10006
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01             Entry into a Material Definitive Agreement

On July 20, 2009, OmniReliant Holdings, Inc. (the “Company”) entered into a securities purchase agreement (the “Purchase Agreement”) with Vicis Capital Master Fund (“Vicis”), a sub-trust of the Vicis Capital Series Master Trust, a unit trust organized under the laws of the Cayman Islands, whereby Vicis purchased from the Company a warrant to purchase 95,506,276 shares of the Company’s Common Stock (the “Warrant”) for a purchase price of five million dollars ($5,000,000).  The Warrant has an exercise price of $0.25 per share and is exercisable for ten years from the date of issuance.  The Warrant is exercisable on a cashless basis at any time after six months from the date of issuance if there is no effective registration statement registering the resale of the shares underlying the Warrant.  As further consideration for the sale of the Warrant, Vicis surrendered for cancellation all existing warrants that it currently holds.  Furthermore, Vicis is the primary holder of the Company’s Series C, Series D and Series F Convertible Preferred Stock (the “Preferred Stock”).  Pursuant to the terms of the Purchase Agreement, the Company amended and restated the certificates of designation of the Preferred Stock to remove the beneficial ownership limitations contained therein, thus allowing the holder to convert that amount of Preferred Stock that would cause the holder to beneficially own greater than 4.99% or 9.99% of the issued and outstanding Common Stock of the Company.

Item 9.01      Financial Statements and Exhibits.

Exhibit Number	Description
10.1	Form of Securities Purchase Agreement dated July 20, 2009 by and between Omnireliant Holdings, Inc. and Vicis Capital Master Fund
10.2	Form of Warrant dated July 20, 2009

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OmniReliant Holdings, Inc.

Dated: July 21, 2009	By: /s/ Paul Morrison
Name: Paul Morrison
Title: Chief Executive Officer